Exhibit 99.1

TurboChef Reports Results for Q2 2005; Commercial Customer Base Expansion Continues

Atlanta, Georgia, August 2, 2005 - TurboChef Technologies, Inc. (NASDAQ: OVEN) today reported financial results for the quarter ended June 30, 2005.

2nd Quarter Highlights:

•	Total revenue for the quarter was $10.8 million.

•
Approximately $3.4 million of revenue in the quarter was from oven sales to customers other than Subway, an increase of 42 % compared with the first quarter of 2005. These oven sales included a significant contribution from sales of the new High H Batch oven. The High H Batch oven is like our other speed cook ovens - unprecedented speed, ventless operation and delivers quality food. It employs “impingement only” technology which makes it excellent at baking and more affordable.

•
A net loss for the quarter of $5.9 million or $0.21 per share includes $2.8 million related to the previously announced increase in the Company’s warranty provision. These results also include significant expenditures to adjudicate certain previously disclosed claims against Maytag, a former strategic partner, and continued significant expenditures for ongoing product design and related market research in support of the early 2006 launch of the Company’s residential ovens.

•
As has been the case for the Company’s results for the last three quarters, comparing results of operations for the second quarter with the comparable 2004 period is not meaningful. The substantial increase in total revenue for the quarter as compared with 2004 is largely due to continued sales of the Company’s Tornado™ model oven to Subway® restaurants. Subway continues to be a meaningful customer and is expected to be a significant contributor to future revenues. The Company continues to roll out ovens to international Subway locations and to provide ovens to new Subway restaurants opened as part of the system’s continued expansion and to existing restaurants assessing their needs for additional ovens.

•
Announced yesterday signing of an agreement with Compass Group, the world’s largest foodservice company, to provide over 1,400 speed cook ovens for their Eurest Profile 3 concept to the many business, educational, healthcare and industrial locations, among others, that Compass serves. At the same time, we continue to focus on consultation, testing and negotiation with a large number of potential new clients in foodservice, food retailing and restaurant businesses, as the Company continues to expand and grow its commercial business. The Company also said it is pleased with the ongoing results of its participation in market tests of Starbucks’ hot foods initiative.

•
The Company’s residential project continues on track. The Company’s residential initiative was highlighted in a segment on the July 8, 2005 broadcast of the CBS News program, “60 Minutes II.” The segment, “Cracking Open Your Wallet,” featured Dr. Clotaire Rapaille, a consultant the Company engaged to assist in the market analysis for this new product offering. Management believes the segment reflected the Company’s commitment to a successful product introduction.

Financial Review

For the three months ended June 30, 2005, total revenue was $10.8 million compared with $2.4 million the year ago quarter. Cost of product sales for the second quarter of $9.5 million included a charge of $2.8 million to increase the Company’s warranty reserve. This increase provides for estimated warranty and upgrade costs related to the Company’s program to voluntarily upgrade Subway’s installed base of Tornado ovens to improve their longevity and reliability. The increase also addresses potential warranty issues arising from the higher than anticipated usage produced by the success of Subway’s toasting initiative. In addition to this $2.8 million increase in the warranty reserve, cost of product sales for the second quarter reflects changes in the sales mix for the quarter with fewer sales of higher margin C-3 ovens. Additionally, cost of sales reflects the continuing impact of price pressures on certain materials and component parts, primarily stainless steel, as well as increased freight and handling charges resulting from higher energy costs.

Research and development expenses included approximately $430,000 invested in product design and associated market research in conjunction with the Company’s residential oven initiative. The scope of the development being outsourced to industrial design consultants has been expanded in support of the timing for the planned product launch and to explore a variety of complementary products. This decision to increase the outsourcing of development activities enables our development staff to apply efforts to two new commercial oven products planned for 2006 introduction.

Selling, general and administrative expenses for the quarter included incremental legal fees of approximately $1.0 million associated with the adjudication of the Company’s claims against Maytag, a former strategic partner. Witness testimony in the arbitration of this matter was completed in June, and the Company anticipates a substantial reduction in legal costs related thereto going forward.

Net loss was $5.9 million or $0.21 per share for the second quarter compared with a loss of $2.3 million or $0.24 per share for the year ago quarter.

Richard Perlman, Chairman, said, “We are pleased with the momentum being established in our commercial business. The Compass Group agreement we just announced and our progress with all the other opportunities being pursued is extremely positive. Taken together with our plans for two new commercial oven product launches next year, we believe the commercial business is poised for meaningful growth.  Additionally, our residential oven initiative remains on track and we anticipate expansion of the product offerings to meet the demands of this market. Finally, we believe that TurboChef is well-positioned to continue building momentum in its two key markets as we look forward to a successful 2006.”

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,”“believe,”“expect,”“likely,”“should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at faster speeds than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Tuesday, August 2, 2005 at 4:45 p.m. EDT. To monitor the conference call, please dial 706-634-4985 (access code: 8117872) or access the audio feed through a webcast link on our website at www.turbochef.com. A replay of the conference call will be available through our website.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues:
Product sales	$10,233	$2,109	$29,953	$3,055
Royalties and services	517	311	1,200	311
Total revenues	10,750	2,420	31,153	3,366

Costs and expenses:
Cost of product sales	9,530	1,174	22,021	1,621
Research and development expenses	1,123	197	2,172	508
Selling, general and administrative expenses	5,739	3,088	10,822	5,216
Depreciation and amortization	526	224	1,027	261
Total costs and expenses	16,918	4,683	36,042	7,606

Operating loss	(6,168)	(2,263)	(4,889)	(4,240)

Other income (expense):
Interest income	406	5	669	40
Interest expense and other	(104)	(3)	(125)	(7)
	302	2	544	33

Net loss	$(5,866)	$(2,261)	$(4,345)	$(4,207)

Per share data - basic and diluted:

Basic and diluted:
Net loss	$(0.21)	$(0.24)	$(0.16)	$(0.47)

Weighted average number of common shares outstanding	28,193,611	9,258,823	27,412,638	8,937,240

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30,	December 31,
	2005	2004

Assets:

Current assets:

Cash and cash equivalents	$61,903	$12,942
Restricted cash	684	3,196
Accounts receivable, net of allowance of $181 and $197, respectively	7,025	9,542
Other receivables, net	1,955	43
Inventory	10,711	8,155
Prepaid expenses	605	426

Total current assets	82,883	34,304

Property and equipment, net	6,212	2,678

Developed technology, net	7,173	7,577
Goodwill	5,934	5,808
Other assets	445	389

Total assets	$102,647	$50,756

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$6,306	$8,401
Other payables	1,445	1,445
Accrued expenses	2,150	3,135
Deferred revenue	299	1,338
Accrued warranty and upgrade costs	3,345	2,586
Other liabilities	247	-

Total current liabilities	13,792	16,905

Other liabilities	1,657	72

Total liabilities	15,449	16,977

Commitments and contingencies

Stockholders’ equity:

Preferred membership units exchangeable for TurboChef common stock	967	6,351
Common stock, $.01 par value, authorized 100,000,000 shares, issued 28,506,763 and 24,313,158 shares at June 30, 2005 and
December 31, 2004, respectively	285	243
Additional paid-in capital	142,568	79,508
Accumulated deficit	(56,622)	(52,277)
Notes receivable for stock issuances	-	(46)

Total stockholders’ equity	87,198	33,779

Total liabilities and stockholders’ equity	$102,647	$50,756

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Six Months Ended June 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(4,345)	$(4,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,027	261
Amortization of deferred loan costs	58	-
Non-cash compensation expense	100	113
Provision for doubtful accounts	53	30
Other	45	-
Changes in operating assets and liabilities, net of effects of acquisition:
Restricted cash	2,512	-
Accounts receivable	2,530	(1,687)
Inventories	(2,824)	(4,513)
Prepaid expenses and other assets	(2,186)	(230)
Accounts payable	(2,140)	1,575
Accrued expenses and warranty	(226)	1,207
Deferred revenue	(1,039)	(31)

Net cash used in operating activities	(6,435)	(7,482)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(192)	(7,140)
Property and equipment expenditures	(2,039)	(1,932)
Other	119	(75)

Net cash used in investing activities	(2,112)	(9,147)

Cash flows from financing activities:
Issuance of common stock, net	54,839	10,007
Proceeds from notes receivable for stock issuances	46	-
Payment of note payable	-	(380)
Payment of deferred loan costs	(156)	-
Proceeds from the exercise of stock options and warrants	2,782	660
Other	(3)	3

Net cash provided by financing activities	57,508	10,290

Net change in cash and cash equivalents	48,961	(6,339)
Cash and cash equivalents at beginning of period	12,942	8,890
Cash and cash equivalents at end of period	$61,903	$2,551